Exhibit 99.1

Corporate Relations  |  77 Beale Street  |  San Francisco, CA  94105  |  1 (415) 973-5930

May 31, 2017

PG&E Corporation Raises Common Stock Dividend, Shareholders Elect Former Secretary of Homeland Security Jeh C. Johnson to Boards of Directors

SAN FRANCISCO, Calif. – PG&E Corporation (NYSE: PCG) today announced that it is raising its quarterly common stock dividend by 4 cents per share to 53 cents per share, beginning with the dividend for the second quarter of 2017. On an annual basis, this action increases PG&E Corporation’s dividend by 8 percent, from $1.96 per share to $2.12 per share.

“This represents another significant step toward returning our dividend payout to levels in line with those of similar energy companies. Offering a comparable dividend positions PG&E to more cost-effectively raise capital to support continued major investments in safety, reliability and clean energy on behalf of our customers," said PG&E Corporation CEO and President Geisha Williams.

The company also announced that shareholders elected Williams to the PG&E Corporation Board of Directors, and elected former U.S. Secretary of Homeland Security Jeh C. Johnson to the PG&E Corporation Board of Directors and the Board of Directors of its subsidiary, Pacific Gas and Electric Company. Secretary Johnson will serve on the Compliance and Public Policy Committee and on the Nuclear, Operations, and Safety Committee of the PG&E Corporation Board of Directors.

“Our customers and our company stand to benefit greatly from Secretary Johnson’s vast experience in the public and private sectors, particularly in matters of security, cybersecurity, critical infrastructure protection and emergency response,” said PG&E Corporation Executive Chair of the Board Tony Earley.

Secretary Johnson served as the head of Homeland Security from December 2013 to January 2017, and is now a partner at the international law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP. Previously, he served as General Counsel of the U.S. Department of Defense, General Counsel of the U.S. Department of the Air Force, and Assistant U.S. Attorney in the Southern District of New York.

Both announcements reflect PG&E’s continued focus on positioning itself for the future. Yesterday, in remarks at the joint annual shareholders meeting of PG&E Corporation and Pacific Gas and Electric Company, Williams highlighted the companies’ progress on safety, reliability and reducing greenhouse gas emissions, among other accomplishments.  She reaffirmed PG&E’s commitment to safety and operational excellence, delivering for customers and leading the way to achieve California’s clean energy goals.

“Ultimately, we see PG&E as not only playing a fundamental role in meeting our customers’ evolving energy needs, but also paving the way for California’s sustainable energy future. Our goals and plans over the next five years are focused on that….We are seeing exciting advancements in areas such as distributed generation, alternative-fueled vehicles and battery storage. Our job is to provide the platform that interconnects all of these technologies in order to maximize their benefits for customers,” said Williams.

At the companies’ joint annual meeting of shareholders, in addition to electing all nominees to the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors, shareholders ratified the re-appointment of the companies’ independent registered public accounting firm, Deloitte & Touche LLP; approved the companies’ executive compensation on an advisory basis; approved an annual frequency for the advisory vote on executive compensation; and did not approve a shareholder proposal that PG&E Corporation discontinue its charitable giving program unless a majority of our customers positively affirm it through a public vote. Final voting results will be reported in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission and will be available on the companies’ websites.

Dividend Payment and Record Dates

The PG&E Corporation Board of Directors declared the second-quarter 2017 common stock dividend of $0.53 per share, payable on July 15, 2017, to shareholders of record on June 30, 2017. In addition, the Pacific Gas and Electric Company Board of Directors declared the regular preferred stock dividend for the three-month period ending July 31, 2017, payable on August 15, 2017 to shareholders of record on July 31, 2017. Pacific Gas and Electric Company will pay dividends on its eight series of preferred stock as follows:

First Preferred Stock, $25 Par Value	Quarterly Dividend to be Paid Per Share
Redeemable
5.00%	$0.31250
5.00% Series A	$0.31250
4.80%	$0.30000
4.50%	$0.28125
4.36%	$0.27250
Non-Redeemable
6.00%	$0.37500
5.50%	$0.34375
5.00%	$0.31250

In order to be considered a shareholder of record for the common or preferred dividend payment, a shareholder must have purchased the stock at least three trading days before the applicable record date.

Forward-Looking Statements

This press release contains forward-looking statements regarding PG&E Corporation’s goal to return its dividend payout to levels in line with those of similar energy companies, and its other goals and plans over the next five years, that are based on current expectations and assumptions which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: the outcome of the TO rate case, the cost of capital proceeding and other rate cases; the timing and outcome of the Butte fire litigation, whether Pacific Gas and Electric Company’s (Utility) insurance is sufficient to cover the Utility’s liability resulting therefrom, and whether insurance is otherwise available; the outcome of the safety culture proceeding pending at the California Public Utilities Commission; the Utility’s ability to control its costs within the authorized levels of spending and the extent to which the Utility incurs unrecoverable costs that are higher than the forecasts of such costs; the impact of the increasing cost of natural gas regulations; changes in cost forecasts or the scope and timing of planned work resulting from changes in customer demand for electricity and natural gas or other reasons; the impact that reductions in customer demand for electricity and natural gas have on the Utility’s ability to make and recover its investments through rates and earn its authorized return on equity, and whether the Utility is successful in addressing the impact of growing distributed and renewable generation resources, changing customer demand for natural gas and electric services, and an increasing number of customers departing for community choice aggregators; the ability of PG&E Corporation and the Utility to access capital markets and other sources of debt and equity financing in a timely manner on acceptable terms; the outcome of federal or state tax audits and the impact of any changes in federal or state tax laws, policies, regulations, or interpretations, and the other factors disclosed in PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2016 and their joint Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility. PG&E serves nearly 16 million Californians across a 70,000-square-mile service area in Northern and Central California. For more information, visit www.pgecorp.com and www.pge.com.

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